Exhibit 99.1

Inergy Reports Record Results and Issues 2010 Guidance

Adjusted EBITDA Increases 24% Over Prior Year

********************

Management Conference Call Scheduled for 10:00 a.m. CT Today

Kansas City, MO (November 30, 2009) – Inergy, L.P. (NASDAQ:NRGY) and Inergy Holdings, L.P. (NASDAQ:NRGP) today each reported record results of operations for the fiscal fourth quarter and year ended September 30, 2009.

Inergy, L.P.

Inergy, L.P. (“Inergy”) reported Adjusted EBITDA of $296.8 million for the year ended September 30, 2009, an increase of $57.8 million, or approximately 24.2%, from $239.0 million for the year ended September 30, 2008. Net income, excluding certain items as discussed below, was $108.0 million for the year ended September 30, 2009, or $1.12 per diluted limited partner unit, an improvement of approximately 40.8% from $76.7 million or $0.81 per diluted limited partner unit in fiscal 2008. A table reconciling Adjusted EBITDA to Net Income for the three and twelve months ended September 30, 2009 appears below.

Distributable cash flow was $221.7 million for the year ended September 30, 2009, compared to $174.3 million in fiscal 2008, an increase of $47.4 million, or approximately 27.2%. Distributable cash flow per unit on a fully distributed basis increased to $2.92 per diluted limited partner unit in fiscal 2009 from $2.60 per diluted limited partner unit in fiscal 2008.

“I would like to thank all of our employees for making 2009 an outstanding year,” said John Sherman, President and CEO of Inergy. “Thanks to their efforts we added to our track record of delivering consistent results and achieving our operational and financial performance objectives. In a challenging economic environment, we focused on things we could control, grew our distributable cash flow by 27%, and raised our distribution in every quarter. Additionally, we raised over $400 million of long term capital, kept our existing expansion projects on track, and upgraded our future growth outlook. The combination of these accomplishments with last week’s renewal and upsizing of our bank credit facility, positions Inergy very well to take advantage of pending opportunities and to execute our growth strategy on behalf of our unitholders.”

Recent Events

As previously announced, Inergy is pleased to report the following recent events related to the partnership:

•

the Board of Directors of Inergy’s managing general partner increased Inergy’s quarterly cash distribution to $0.675 per limited partner unit ($2.70 annually) for the quarter ended September 30, 2009. This represents an approximate 6% increase over the distribution for the same quarter of the prior year. The distribution was paid on November 13, 2009;

•	the Thomas Corners natural gas storage facility expansion has been placed in service, both under budget and ahead of its previously scheduled April 2010 start up date; and

•

on November 24, 2009, Inergy entered into a new $525 million four-year senior secured revolving credit facility. The new credit facility replaces Inergy’s former facility that was due to mature in November 2010. The credit facility consists of a $75 million revolving working capital line of credit and a $450 million revolving general partnership line of credit and includes an expansion option of up to $100 million.

Fiscal Year-End Results

For the year ended September 30, 2009, there were 310.0 million retail propane gallons sold compared to 331.9 million gallons sold in fiscal 2008. Retail propane gross profit, excluding certain non-cash items as discussed below, was $364.5 million for the year ended September 30, 2009, compared to $312.9 million for the year ended September 30, 2008. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates, and other, was $108.3 million in the year ended September 30, 2009, compared to $97.4 million in fiscal 2008.

Gross profit from midstream operations increased to $102.3 million for the year ended September 30, 2009, from $92.0 million in fiscal 2008.

For the year ended September 30, 2009, operating and administrative expenses increased to $279.6 million compared to $265.6 million in fiscal 2008.

Exclusions from net income discussed above included a loss of $5.2 million and $11.5 million on the disposal of excess property, plant, and equipment during the years ended September 30, 2009 and 2008, respectively. Also excluded from net income and gross profit discussed above was a non-cash charge of $1.4 million and $0.1 million during the years ended September 30, 2009 and 2008, respectively, resulting from the derivative contracts associated with retail propane fixed price sales.

Quarterly Results

Inergy reported Adjusted EBITDA of $23.4 million for the quarter ended September 30, 2009, an increase of $0.7 million, or approximately 3.1%, from $22.7 million for the quarter ended September 30, 2008. Net loss, excluding certain items as discussed below, was $(31.8) million for the quarter ended September 30, 2009, or $(0.77) per diluted limited partner unit, a change of $10.4 million, or approximately 48.6%, from $(21.4) million or $(0.62) per diluted limited partner unit in the same quarter of last year. Due to the seasonal nature of the propane industry, Inergy typically reports a quarterly loss in its fourth fiscal quarter.

In the quarter ended September 30, 2009, retail propane gallon sales were 39.0 million gallons compared to 42.2 million gallons sold in the same quarter of the prior year. Retail propane gross profit, excluding certain non-cash items as discussed below, was $41.4 million for the quarter ended September 30, 2009, compared to $39.2 million for the quarter ended September 30, 2008. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates, and other, was $19.0 million in the quarter ended September 30, 2009, compared to $22.4 million for the same quarter in the prior year.

Gross profit from midstream operations increased to $29.5 million for the quarter ended September 30, 2009, from $25.5 million for the same quarter in the prior year.

For the quarters ended September 30, 2009 and 2008, operating and administrative expenses were $67.0 million.

Exclusions from net loss discussed above included a loss of $1.1 million and $12.3 million on the disposal of excess property, plant, and equipment during the three months ended September 30, 2009 and 2008, respectively. Also excluded from net loss and gross profit discussed above was a non-cash gain of $0.1 million and $0.6 million during the three months ended September 30, 2009 and 2008, respectively, resulting from the derivative contracts associated with retail propane fixed price sales.

Fiscal 2010 Guidance

Inergy also announces its Adjusted EBITDA guidance range for the full fiscal year ended September 30, 2010, of $313 million to $332 million. Inergy also expects capital expenditures associated with its previously disclosed midstream expansion projects to approximate $100 million in 2010. A table reconciling Adjusted EBITDA to Net Income for the forecasted period appears below.

Inergy Holdings, L.P.

As discussed above, the $0.675 per limited partner unit distribution by Inergy, L.P. resulted in Inergy Holdings, L.P. receiving a total distribution of $18.0 million with respect to the fourth fiscal quarter of 2009. As a result of this Inergy, L.P. distribution, Inergy Holdings, L.P. declared a quarterly distribution of $0.85 per limited partner unit, or $3.40 on an annualized basis. This represents an approximate 31% increase over the $0.65 per limited partner unit paid for the same quarter of the prior year. The distribution was paid on November 13, 2009.

Inergy, L.P. and Inergy Holdings, L.P. will conduct a live conference call and internet webcast today, November 30, 2009, to discuss results of operations for the fourth quarter and fiscal year end and its business outlook. The call will begin at 10:00 a.m. CT. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergypropane.com. A digital recording of the call will be available for one week following the call by dialing 1-800-642-1687 and entering the pass code 37936734.

Inergy, L.P., with headquarters in Kansas City, MO, is among the fastest growing master limited partnerships in the country. Inergy’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. Inergy also operates a natural gas storage business; a supply logistics, transportation, and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada; and a solution-mining and salt production company.

Inergy Holdings, L.P.’s assets consist of its ownership interest in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

EBITDA is a non-GAAP financial measure and is defined as income before income taxes, plus net interest expense and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, the gain or loss on the disposal of fixed assets, and non-cash compensation expenses. Item 6 to the Partnership’s Annual Report on Form 10-K provides a historical reconciliation of net income to EBITDA and Adjusted EBITDA.

EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or ability to service debt obligations. Inergy believes that EBITDA and Adjusted EBITDA provide additional information for evaluating financial performance without regard to their financing methods, capital structure, and historical cost basis. Further, Inergy believes that EBITDA and Adjusted EBITDA provide additional information for evaluating their ability to make the minimum quarterly distribution and are presented solely as a supplemental measure. EBITDA and Adjusted EBITDA, as Inergy defines them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

This press release contains forward-looking statements, which are statements that are not historical in nature. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the general level of petroleum product demand and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; the demand for high deliverability natural gas storage capacity in the Northeast; our ability to successfully implement our business plan; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; our ability to generate available cash for distribution to unitholders; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

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Inergy, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Years Ended September 30, 2009 and 2008

(in millions, except per unit data)

	Three Months Ended September 30,		Year Ended September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenues:
Propane	$135.8	$237.2	$1,124.4	$1,386.8
Other	95.7	103.7	446.2	492.1

	231.5	340.9	1,570.6	1,878.9

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	89.3	191.0	737.4	1,053.0
Other	52.2	62.2	259.5	323.7

	141.5	253.2	996.9	1,376.7

Gross profit	90.0	87.7	573.7	502.2

Expenses:
Operating and administrative	67.0	67.0	279.6	265.6
Depreciation and amortization	36.5	25.9	115.8	98.0
Loss on disposal of assets	1.1	12.3	5.2	11.5

Operating income (loss)	(14.6)	(17.5)	173.1	127.1

Other income (expense):
Interest expense, net	(17.6)	(15.9)	(69.7)	(60.9)
Other income	0.1	0.9	0.1	1.0

Income (loss) before income taxes and interest of non-controlling partners in ASC	(32.1)	(32.5)	103.5	67.2

Provision for income taxes	(0.3)	(0.1)	(0.7)	(0.7)
Interest of non-controlling partners in ASC’s consolidated net income	(0.4)	(0.5)	(1.4)	(1.4)

Net income (loss)	$(32.8)	$(33.1)	$101.4	$65.1

Partners’ interest information:
Non-managing general partner and affiliates interest in net income	$12.5	$9.2	$47.0	$36.1
Distribution paid on restricted units	0.2	0.1	0.8	0.3

Total interest in net income not attributable to limited partners’	$12.7	$9.3	$47.8	$36.4

Total limited partners’ interest in net income (loss)	$(45.5)	$(42.4)	$53.6	$28.7

Net income (loss) per limited partner unit:
Basic	$(0.79)	$(0.85)	$1.00	$0.58

Diluted	$(0.79)	$(0.85)	$1.00	$0.57

Weighted average limited partners’ units outstanding (in thousands):
Basic	57,511	50,044	53,709	49,777

Diluted	57,544	50,044	53,736	49,851

	Three Months Ended September 30,		Year Ended September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Supplemental Information:
Retail gallons sold	39.0	42.2	310.0	331.9

Cash and cash equivalents			$11.6	$17.3

Outstanding debt:
Working capital facility			$27.2	$65.0
Acquisition facility			—	182.0
Senior unsecured notes			1,050.0	825.0
Fair value hedge adjustment on senior unsecured notes			5.6	1.9
Bond premium (e)			3.3	3.8
Bond discount(g)			(19.7)	—
ASC credit agreement			8.3	10.9
Other debt			18.6	18.0

Total debt			$1,093.3	$1,106.6

Total partners’ capital			$799.4	$637.8

EBITDA:
Net income (loss)	$(32.8)	$(33.1)	$101.4	$65.1
Interest of non-controlling partners in ASC’s consolidated ITDA (f)	(0.1)	(0.1)	(0.5)	(0.8)
Interest expense, net	17.6	15.9	69.7	60.9
Provision for income taxes	0.3	0.1	0.7	0.7
Depreciation and amortization	36.5	25.9	115.8	98.0

EBITDA (a)	$21.5	$8.7	$287.1	$223.9
Non-cash (gain) loss on derivative contracts	(0.1)	(0.6)	1.4	0.1
Non-cash compensation expense	0.9	2.3	3.1	3.5
Loss on disposal of assets	1.1	12.3	5.2	11.5

Adjusted EBITDA (a)	$23.4	$22.7	$296.8	$239.0

Distributable cash flow:
Adjusted EBITDA	$23.4	$22.7	$296.8	$239.0
Cash interest expense (b)	(16.7)	(15.4)	(66.4)	(58.6)
Maintenance capital expenditures (c)	(2.9)	(1.8)	(8.0)	(5.4)
Income tax expense	(0.3)	(0.1)	(0.7)	(0.7)

Distributable cash flow (d)	$3.5	$5.4	$221.7	$174.3

EBITDA:
Net cash provided by operating activities	$30.2	$32.8	$239.4	$183.8
Net changes in working capital balances	(21.9)	(23.7)	(3.6)	3.7
Provision for doubtful accounts	(0.5)	(0.7)	(3.7)	(5.7)
Amortization of deferred financing costs and net bond discount	(1.7)	(0.5)	(5.2)	(2.3)
Non-cash compensation expense	(0.9)	(2.3)	(3.1)	(3.5)
Loss on disposal of assets	(1.1)	(12.3)	(5.2)	(11.5)
Interest of non-controlling partners in ASC’s consolidated EBITDA	(0.5)	(0.6)	(1.9)	(2.2)
Interest expense, net	17.6	15.9	69.7	60.9
Provision for income taxes	0.3	0.1	0.7	0.7

EBITDA (a)	$21.5	$8.7	$287.1	$223.9
Non-cash (gain) loss on derivative contracts	(0.1)	(0.6)	1.4	0.1
Non-cash compensation expense	0.9	2.3	3.1	3.5
Loss on disposal of assets	1.1	12.3	5.2	11.5

Adjusted EBITDA (a)	$23.4	$22.7	$296.8	$239.0

(a)

EBITDA is defined as income (loss) before taxes, plus net interest expense and depreciation and amortization expense. As indicated in the table, Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, the gain or loss on the disposal of assets and non-cash compensation expenses. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or the ability to service debt obligations. Inergy believes that EBITDA and Adjusted EBITDA provide additional information for evaluating financial performance without regard to their financing methods, capital structure and historical cost basis. Further, Inergy believes that EBITDA and Adjusted EBITDA provide additional information for evaluating their ability to make the minimum quarterly distribution and are presented solely as supplemental measures. EBITDA and Adjusted EBITDA, as Inergy defines them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

(b)	Cash interest expense is book interest expense less amortization of deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures and income taxes. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or the ability to service debt obligations. Inergy believes that distributable cash flow provides additional information for evaluating their ability to declare and pay distributions to unitholders. Distributable cash flow, as Inergy defines it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.
(e)	In April 2008, Inergy announced the placement of a $200 million add-on to its existing 8.25% senior unsecured notes under Rule 144A to eligible purchasers. The proceeds from the bond issuance were $204 million, representing a premium of $4 million to par. The $4 million premium will be amortized on a non-cash basis over the term of the senior notes.
(f)	ITDA – Interest, taxes, depreciation and amortization.
(g)

In February 2009, Inergy closed on a $225 million offering of senior notes under Rule 144A to eligible purchasers. The 8  3/4% notes were issued at 90.191%, which resulted in a discount of $22.1 million. The discount will be amortized on a non-cash basis over the term of the senior notes.

Inergy Holdings, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Years Ended September 30, 2009 and 2008

(in millions, except per unit data)

	Three Months Ended September 30,		Year Ended September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenues:
Propane	$135.8	$237.2	$1,124.4	$1,386.8
Other	95.7	103.7	446.2	492.1

	231.5	340.9	1,570.6	1,878.9

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	89.3	191.0	737.4	1,053.0
Other	52.2	62.2	259.5	323.7

	141.5	253.2	996.9	1,376.7

Gross profit	90.0	87.7	573.7	502.2

Expenses:
Operating and administrative	67.2	67.2	280.5	266.6
Depreciation and amortization	36.5	25.9	115.8	98.0
Loss on disposal of assets	1.1	12.3	5.2	11.5

Operating income (loss)	(14.8)	(17.7)	172.2	126.1

Other income (expense):
Interest expense, net	(17.7)	(16.3)	(70.5)	(62.6)
Other income	0.1	0.9	0.1	1.0

Income (loss) before gain on issuance of units in Inergy, L.P., income taxes and interest of non-controlling partners in Inergy, L.P. and ASC	(32.4)	(33.1)	101.8	64.5

Gain on issuance of units in Inergy, L.P.	4.6	—	8.0	—
Provision for income taxes	(0.4)	(0.1)	(1.7)	(1.4)
Interest of non-controlling partners in Inergy, L.P.’s net (income) loss	41.1	38.4	(49.6)	(26.2)
Interest of non-controlling partners in ASC’s consolidated net income	(0.4)	(0.5)	(1.4)	(1.4)

Net income	$12.5	$4.7	$57.1	$35.5

Partners’ interest information:
Less distribution paid on restricted units	$0.1	$0.2	$0.6	$0.5

Net income applicable to limited partners’ units	$12.4	$4.5	$56.5	$35.0

Net income per limited partner unit:
Basic	$0.61	$0.23	$2.82	$1.75

Diluted	$0.61	$0.23	$2.80	$1.73

Weighted average limited partners’ units outstanding (in thousands):
Basic	20,047	20,018	20,032	20,011

Diluted	20,278	20,142	20,149	20,222

Inergy, L.P.

Reconciliation of Forecast Net Income to Adjusted EBITDA

Fiscal Year Ended September 30, 2010

(in millions)

	Low	High
Net income (a)	$113	$117
Interest expense (a) (b)	83	89
Depreciation and amortization (a)(c)	116	125
Income taxes (a)	1	1

Adjusted EBITDA (a)	$313	$332

Maintenance capital expenditures	$7	$8

Net Income Allocable to Limited Partners (d)	$55	$60

Limited Partner Units Outstanding	60	60

(a)

Earnings guidance is based upon various forward-looking assumptions made by the management of Inergy. While Inergy believes that these assumptions are reasonable, it can give no assurance that such results will materialize. Estimates exclude any one-time or non-recurring charges that may occur. Adjusted EBITDA is defined as income (loss) before taxes, plus net interest expense and depreciation and amortization and excludes (i) non-cash gains or losses on derivatives associated with fixed price sales to retail propane customers, (ii) long-term incentive and equity compensation charges, and (iii) gains or losses on disposals of assets as disclosed in Inergy, L.P.’s SEC filings.

(b)	Estimate includes approximately $4 million of non-cash interest expense and is based upon our outstanding indebtedness including the indebtedness from all acquisitions to date.
(c)	Depreciation and amortization are based upon certain preliminary purchase price allocations and may be subject to change.
(d)	Based upon current limited partnership units outstanding, general partner ownership, and current distribution of $0.675 per quarter.

Supplemental Information Table

Supplemental Guidance Information

Fiscal Year Ended September 30, 2010

	Low	High

Retail Gallon Sales	309	325

Retail Propane Gross Profit	$344	$362
Other Propane Operations Gross Profit	105	111
Total Midstream Gross Profit	136	142

Total Gross Profit	$585	$615

Operating Expenditures	$272	$283

Adjusted EBITDA	$313	$332

Note: The above figures supplement Inergy’s annual guidance and should only be used as guidelines in connection with the annual guidance issued. While Inergy believes that these assumptions are reasonable, it can give no assurance that such results will materialize.